Exhibit 99.1

For Immediate Release

ABBOTT ANNOUNCES STRONG SECOND-QUARTER RESULTS
AND RAISES FULL-YEAR EARNINGS OUTLOOK

 — Results Led by Abbott Vascular, U.S. Pharmaceuticals and Global Nutritionals —

 — Top Four Pharmaceutical Brands Combined Increased 27 Percent —

ABBOTT PARK, Ill., July 19, 2006—Abbott today announced financial results for the second quarter ended June 30, 2006.

•                  Abbott’s diluted earnings per share for the second quarter were $0.62, excluding specified items and including the impact of stock compensation expense, exceeding the company’s previous guidance range of $0.56 to $0.58. Diluted earnings per share under U.S. Generally Accepted Accounting Principles (GAAP) were $0.40, which included costs related to the Guidant vascular acquisition, including acquired in-process R&D. (For an explanation of specified items, see Q&A Answer 5.)

•                  Abbott is raising its earnings-per-share guidance range for the full-year 2006 to $2.49 to $2.53 from its previous guidance range of $2.44 to $2.50, both excluding specified items and including the impact of stock compensation expense. Projected earnings per share under GAAP, including specified items, are $2.17 to $2.21 for the full-year 2006. (For an explanation of specified items, see below.)

•                  Worldwide sales increased 12.3 percent, adjusting both periods for the amendment of the Boehringer Ingelheim (BI) distribution agreement and before an unfavorable 0.9 percent effect of exchange rates. Worldwide sales include a partial quarter’s impact from the Guidant vascular acquisition. Reported worldwide sales were $5.5 billion, down 0.4 percent.

•                  U.S. pharmaceutical sales increased 12.0 percent, adjusting both periods for the amendment of the BI distribution agreement. The strong U.S. performance was led by sales of HUMIRA®, which increased nearly 50 percent, as well as double-digit growth for Kaletra®, Depakote®, Omnicef® and TriCor®. Reported U.S. pharmaceutical sales were down 21.9 percent (which includes the impact of the amended BI agreement).

•                  Medical Products sales increased nearly 18 percent in the second quarter, led by double-digit growth in Abbott’s Vascular, International Nutritionals, Molecular and Point of Care businesses.

•                  Today, Abbott announced the submission of the first module of the pre-market approval application for U.S. Food and Drug Administration approval of its XIENCE VTM drug-eluting coronary stent.

“Our second-quarter performance reflects the quality and strength of our broad base of businesses,” said Miles D. White, chairman and chief executive officer, Abbott. “Our long-term growth outlook remains promising as we continue to enhance the mix of our large and diverse portfolio with higher-growth opportunities such as our recent Guidant vascular acquisition and our collaboration with AstraZeneca to develop a fixed-dose combination of TriCor® and CRESTOR®.”

The following is a summary of second-quarter 2006 sales for each of Abbott’s major operating divisions.

Sales Summary —	2Q06	% Change	% Change of all	Impact of Exchange
Quarter Ended 6/30/06	($ millions)	vs. 2Q05	non-BI Products	on % Change

Total Sales	$5,501	(0.4)	11.4	(0.9)

Total U.S. Sales	$2,750	(9.1)	12.7	—

Total International Sales	$2,751	10.1		(2.0)

Worldwide Pharmaceutical Sales	$3,013	(9.9)	9.3	(0.9)

U.S. Pharmaceuticals	$1,511	(21.9)	12.0	—

International Pharmaceuticals (AI)	$1,502	6.6		(2.2)

Worldwide Nutritional Sales	$1,049	10.5		—

U.S. Nutritionals (Ross)	$619	5.1		—

International Nutritionals (ANI)	$430	19.3		—

Worldwide Diagnostics Sales	$1,007	5.2		(1.7)

U.S. Diagnostics	$337	7.1		—

International Diagnostics	$670	4.3		(2.6)

Worldwide Vascular Sales	$259	n/m		(2.3)

U.S. Vascular	$170	n/m		—

International Vascular	$89	n/m		(4.9)

n/m = Percent change is not meaningful.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of first-half 2006 sales for each of Abbott’s major operating divisions.

Sales Summary —	1H06	% Change	% Change of all	Impact of Exchange
First Half Ended 6/30/06	($ millions)	vs. 1H05	non-BI Products	on % Change

Total Sales	$10,685	(2.0)	8.3	(1.8)

Total U.S. Sales	$5,433	(9.4)	9.7	—-

Total International Sales	$5,252	6.9		(3.9)

Worldwide Pharmaceutical Sales	$5,907	(11.1)	5.4	(1.9)

U.S. Pharmaceuticals	$2,958	(22.2)	7.1	—

International Pharmaceuticals (AI)	$2,949	3.7		(4.4)

Worldwide Nutritional Sales	$2,191	12.7		(0.4)

U.S. Nutritionals (Ross)	$1,385	9.4		—

International Nutritionals (ANI)	$806	18.8		(1.1)

Worldwide Diagnostics Sales	$1,925	4.4		(3.0)

U.S. Diagnostics	$667	7.0		—

International Diagnostics	$1,258	3.0		(4.6)

Worldwide Vascular Sales	$342	n/m		(3.6)

U.S. Vascular	$223	n/m		—

International Vascular	$119	n/m		(7.6)

n/m = Percent change is not meaningful.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s second quarter 2006 sales for selected products.

Quarter Ended 6/30/06		Percent		Percent			Percent
(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change
	Sales	vs. 2Q05	World	vs. 2Q05		Sales	vs. 2Q05

Pharmaceutical Products
HUMIRA	$283	49.3	$208	58.3	[a]	$491	53.0
Depakote	$299	18.5	$20	19.8		$319	18.6
Kaletra	$118	23.5	$147	5.0	[b]	$265	12.5
TriCor	$251	14.7	—	—		$251	14.7
Ultane/Sevorane	$65	(23.2)	$143	1.2	[c]	$208	(7.9)
Biaxin (clarithromycin)	$29	(50.7)	$165	(15.5)[d]		$194	(23.7)
Synthroid	$112	(0.7)	$16	13.9		$128	0.9
Omnicef	$101	18.4	—	—		$101	18.4
Leuprolide	—	—	$58	1.0	[e]	$58	1.0
Lansoprazole	—	—	$42	13.4	[f]	$42	13.4

Medical Products
Pediatric Nutritionals	$276	0.4	$236	33.3		$512	13.3
Adult Nutritionals	$305	7.5	$194	5.7	[g]	$499	6.8
Abbott Diabetes Care	$140	10.9	$150	8.5	[h]	$290	9.6

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$611	(8.3)	—	—		$611	(8.3)
Lupron	$171	(2.0)	—	—		$171	(2.0)

a Without the negative impact of exchange of 5.5 percent, Humira sales increased 63.8 percent internationally.

b Without the negative impact of exchange of 3.0 percent, Kaletra sales increased 8.0 percent internationally.

c Without the negative impact of exchange of 2.5 percent, Sevorane sales increased 3.7 percent internationally.

d Without the negative impact of exchange of 2.6 percent, clarithromycin sales decreased 12.9 percent internationally.

e Without the negative impact of exchange of 1.1 percent, leuprolide sales increased 2.1 percent internationally.

f  Without the positive impact of exchange of 7.6 percent, lansoprazole sales increased 5.8 percent internationally.

g Without the negative impact of exchange of 2.3 percent, Adult Nutritionals sales increased 8.0 percent internationally.

h Without the negative impact of exchange of 2.6 percent, Abbott Diabetes Care sales increased 11.1 percent internationally.

The following is a summary of Abbott’s first-half 2006 sales for selected products.

First Half Ended 6/30/06		Percent		Percent			Percent
(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change
	Sales	vs. 1H05	World	vs. 1H05		Sales	vs. 1H05
Pharmaceutical Products
HUMIRA	$501	41.8	$382	52.9	[a]	$883	46.4
Depakote	$527	15.6	$38	28.1		$565	16.3
Kaletra	$238	25.5	$307	8.2	[b]	$545	15.1
TriCor	$456	17.1	—	—		$456	17.1
Biaxin (clarithromycin)	$80	(53.6)	$363	(16.5)[c]		$443	(27.1)
Ultane/Sevorane	$147	(7.8)	$268	1.8	[d]	$415	(1.8)
Synthroid	$224	(5.5)	$30	15.9		$254	(3.4)
Omnicef	$244	10.7	—	—		$244	10.7
Leuprolide	—	—	$111	0.7	[e]	$111	0.7
Lansoprazole	—	—	$83	12.6	[f]	$83	12.6

Medical Products
Pediatric Nutritionals	$549	(0.7)	$435	32.1		$984	11.5
Adult Nutritionals	$567	5.1	$371	6.2	[g]	$938	5.5
Abbott Diabetes Care	$279	11.3	$284	9.0	[h]	$563	10.1

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$1,228	(2.3)	—	—		$1,228	(2.3)
Lupron	$339	(1.8)	—	—		$339	(1.8)

a Without the negative impact of exchange of 9.5 percent, Humira sales increased 62.4 percent internationally.

b Without the negative impact of exchange of 4.8 percent, Kaletra sales increased 13.0 percent internationally.

c Without the negative impact of exchange of 4.7 percent, clarithromycin sales decreased 11.8 percent internationally.

d Without the negative impact of exchange of 4.2 percent, Sevorane sales increased 6.0 percent internationally.

e Without the negative impact of exchange of 2.8 percent, leuprolide sales increased 3.5 percent internationally.

f  Without the positive impact of exchange of 6.2 percent, lansoprazole sales increased 6.4 percent internationally.

g Without the negative impact of exchange of 3.8 percent, Adult Nutritionals sales increased 10.0 percent internationally.

h Without the negative impact of exchange of 5.1 percent, Abbott Diabetes Care sales increased 14.1 percent internationally.

Business Highlights

•                  Guidant Vascular Acquisition — On April 21, 2006, Abbott completed its acquisition of Guidant’s vascular business, creating a leading global vascular device business with a broad product portfolio, innovative research and development programs, including two drug-eluting stent programs and leading manufacturing and commercial operations. Today, Abbott announced the submission of the first module of the pre-market approval application for U.S. Food and Drug Administration (FDA) approval of its XIENCE VTM drug-eluting coronary stent.

•                  AstraZeneca Collaboration — On July 5, 2006, Abbott announced a collaboration with AstraZeneca to jointly develop and market a single-pill, fixed-dose combination therapy of CRESTOR® with either TriCor® or Abbott’s proprietary next-generation fenofibrate (ABT-335), currently in Phase III clinical development. Based upon data generated from initial studies, the companies will select one of the two programs for development and commercialization. The collaboration agreement recently received Hart-Scott-Rodino U.S. Antitrust clearance.

•                  HUMIRA® AS Approval — In June, Abbott received European approval for HUMIRA to treat ankylosing spondylitis, the third disease state indication for HUMIRA. Ankylosing spondylitis is a chronic disease that causes inflammatory back pain and stiffness.

•                  Kaletra® Tablets Approval — Earlier this month, the European Commission approved the tablet formulation of Kaletra, Abbott’s leading HIV protease inhibitor. Approved in the United States last year and developed using proprietary MeltrexTM melt-extrusion technology, Kaletra Tablets offer patients improved convenience over the capsule formulation, including a reduced pill count, no refrigeration requirements and the ability to take Kaletra with or without food.

•                  HUMIRA Crohn’s Data — At Digestive Disease Week in May, Abbott released data from CHARM, a Phase III maintenance trial for HUMIRA in treating moderately to severely active Crohn’s disease. Results from CHARM demonstrate that patients treated with HUMIRA were more likely to rapidly achieve and maintain clinical remission through one year.

•                  FreeStyle NavigatorTM Data — At last month’s American Diabetes Association meeting, Abbott presented data for its FreeStyle Navigator Continuous Glucose Monitoring System. The five-day adult accuracy study demonstrated that more than 98 percent of the blood glucose readings for Navigator fell in the most accurate zones and were sustained over five days of wear. Navigator is a device worn on the arm or abdomen that enables patients to monitor blood glucose levels every minute by transmitting results to a wireless pager-size receiver.

•                  PRISM® Hepatitis B Approval — Yesterday, the FDA approved the ABBOTT PRISM hepatitis B surface antigen (HBsAg) and HBsAg confirmatory tests, the first fully-automated assays used to screen blood for the hepatitis B virus. Used in more than 30 countries, the PRISM system was approved last October for use in the United States. Additional hepatitis and retrovirus screening tests are currently under FDA review.

•                  HUMIRA Pen Approval — The FDA approved the new HUMIRA Pen, a simpler and more convenient device for self-administering HUMIRA. The HUMIRA Pen offers patients a one-touch activation and an easy-to-grasp size and shape.

Abbott raises earnings-per-share guidance range for the full-year 2006 and issues earnings-per-share guidance for the third-quarter 2006

Abbott is raising its earnings-per-share guidance range for the full-year 2006 to $2.49 to $2.53. The company’s previous guidance range was $2.44 to $2.50. For the first time, Abbott is providing earnings-per-share guidance of $0.57 to $0.59 for the third quarter. This guidance for both periods excludes specified items and includes stock compensation expense.

Abbott expects specified items for the full-year 2006 of $0.32 per share, with $0.23 per share incurred in the first-half of 2006 and $0.05 expected in the third-quarter 2006, associated with the Guidant vascular acquisition and previously-announced cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $2.17 to $2.21 for the full-year 2006 and $0.52 to $0.54 for the third quarter.

Abbott declares quarterly dividend

On June 16, 2006, the board of directors of Abbott declared the company’s quarterly common dividend of 29.5 cents per share. The cash dividend is payable Aug. 15, 2006, to shareholders of record at the close of business on July 14, 2006. This marks the 330th consecutive dividend paid by Abbott since 1924.

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” and Exhibit 99.1 to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2005 and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form  10-Q for the period ended March 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:
Melissa Brotz	John Thomas
(847) 935-3456	(847) 938-2655

Jonathon Hamilton	Larry Peepo
(847) 935-8646	(847) 935-6722

Tina Ventura
(847) 935-9390

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2006 and 2005

(unaudited)

	2006	2005	Percent Change

Net Sales	$5,501,124,000	$5,523,800,000	(0.4)	1)
Cost of products sold	2,388,613,000	2,631,835,000	(9.2)	2)
Research and development	556,337,000	445,258,000	24.9	2)
Acquired in-process and collaborations research and development	493,000,000	—	n/m
Selling, general and administrative	1,520,397,000	1,351,792,000	12.5	2)
Total Operating Cost and Expenses	4,958,347,000	4,428,885,000	12.0
Operating earnings	542,777,000	1,094,915,000	(50.4)
Net interest expense	81,683,000	43,244,000	88.9
Net foreign exchange (gain) loss	8,017,000	9,568,000	(16.2)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(134,503,000)	(107,153,000)	25.5
Other (income) expense, net	(69,556,000)	2,786,000	n/m	3)
Earnings before taxes	657,136,000	1,146,470,000	(42.7)
Taxes on earnings	44,892,000	269,418,000	(83.3)
Net Earnings	$612,244,000	$877,052,000	(30.2)	2)
Net Earnings Excluding Specified Items, as described below	$946,747,000	$909,097,000	4.1	2) 4)
Diluted Earnings Per Common Share	$0.40	$0.56	(28.6)	2)
Diluted Earnings Per Common Share Excluding Specified Items, as described below	$0.62	$0.58	6.9	2) 4)
Diluted Earnings Per Common Share Excluding Specified Items and Incremental StockCompensation Expense, as described below	$0.65	$0.58	12.1	2) 4)
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,531,637,000	1,568,906,000

1) Adjusting both periods for the amendment of the Boehringer Ingelheim distribution agreement, net sales increased by 11.4 percent.

2) 2006 results include incremental stock compensation expense that was not required under Generally Accepted Accounting Principles in 2005. Incremental stock compensation expense in 2006 totaled $44 million, after-tax, or $0.03 per share. See Q&A Answer 4 for stock compensation expense detail by Consolidated Statement of Earnings line item.

3) The increase in Other (income) expense, net over the prior year reflects a fair-value adjustment for the gain-sharing aspect of the Boston Scientific stock purchase, which was classified as a specified item and excluded from second-quarter ongoing results, as discussed in footnote 4 below.

4) 2006 Earnings Excluding Specified Items excludes after-tax charges of $306 million, or $0.20 per share, for estimated acquired in-process and collaborations research and development and $83 million, or $0.06 per share, for cost reduction/integration activities and other, primarily related to the Guidant acquisition and an after-tax gain of ($54 million), or ($0.04) per share, for a fair-value adjustment for the gain-sharing aspect of the Boston Scientific stock purchase. 2005 Earnings Excluding Specified Items excludes after-tax charges of $32 million, or $0.02 per share, primarily related to cost reduction and gross margin improvement initiatives, as well as integration activities. 2005 also includes a reduction in the tax expense attributable to the American Jobs Creation Act. See Q&A Answer 5 for further detail.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
First Half Ended June 30, 2006 and 2005
(unaudited)

	2006	2005	Percent Change
Net Sales	$10,684,583,000	$10,906,479,000	(2.0)	1)
Cost of products sold	4,558,317,000	5,154,366,000	(11.6)	2)
Research and development	1,041,479,000	881,914,000	18.1	2)
Acquired in-process and collaborations research and development	493,000,000	—	n/m
Selling, general and administrative	2,984,812,000	2,639,413,000	13.1	2)
Total Operating Cost and Expenses	9,077,608,000	8,675,693,000	4.6
Operating earnings	1,606,975,000	2,230,786,000	(28.0)
Net interest expense	116,202,000	85,514,000	35.9
Net foreign exchange (gain) loss	7,407,000	6,522,000	13.6
(Income) from TAP Pharmaceutical Products Inc. joint venture	(235,814,000)	(189,998,000)	24.1
Other (income) expense, net	(72,973,000)	4,422,000	n/m	3)
Earnings before taxes	1,792,153,000	2,324,326,000	(22.9)
Taxes on earnings	315,026,000	609,386,000	(48.3)
Net Earnings	$1,477,127,000	$1,714,940,000	(13.9)	2)
Net Earnings Excluding Specified Items, as described below	$1,829,022,000	$1,828,196,000	—	2) 4)
Diluted Earnings Per Common Share	$0.96	$1.09	(11.9)	2)
Diluted Earnings Per Common Share Excluding Specified Items, as described below	$1.19	$1.16	2.6	2) 4)
Diluted Earnings Per Common ShareExcluding Specified Items and Incremental Stock Compensation Expense, as described below	$1.29	$1.16	11.2	2) 4)
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,535,122,000	1,569,755,000

1) Adjusting both periods for the amendment of the Boehringer Ingelheim distribution agreement, net sales increased by 8.3 percent.

2) 2006 results include incremental stock compensation expense that was not required under Generally Accepted Accounting Principles in 2005. Incremental stock compensation expense in 2006 totaled $147 million, after-tax, or $0.10 per share. See Q&A Answer 4 for stock compensation expense detail by Consolidated Statement of Earnings line item.

3) The increase in Other (income) expense, net over the prior year reflects a fair-value adjustment for the gain-sharing aspect of the Boston Scientific stock purchase, which was classified as a specified item and excluded from first-half ongoing results, as discussed in footnote 4 below.

4) 2006 Earnings Excluding Specified Items excludes after-tax charges of $306 million, or $0.20 per share, for estimated acquired in-process and collaborations research and development and $100 million, or $0.07 per share, for cost reduction/integration activities and other, primarily related to the Guidant acquisition and an after-tax gain of ($54 million), or ($0.04) per share, for a fair-value adjustment for the gain-sharing aspect of the Boston Scientific stock purchase. 2005 Earnings Excluding Specified Items excludes $52 million, or $0.03 per share, related to tax expense associated with the repatriation of foreign earnings and after-tax charges of $61 million, or $0.04 per share, primarily related to cost reduction and gross margin improvement initiatives, as well as integration activities. See Q&A Answer 5 for further detail.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions and Answers

Q1)                            What impacted total sales growth?

A1)                            Total corporate sales growth for the second quarter was 12.3 percent, adjusted for sales from the Boehringer Ingelheim (BI) distribution agreement in both periods and before the effect of exchange rates. Second-quarter results include a partial quarter’s impact from the Guidant vascular acquisition. Reported worldwide sales were $5.5 billion, down 0.4 percent, including a 0.9 percent unfavorable impact of exchange rates.

As announced in August 2005, we amended our co-promotion and distribution agreement for the three BI products: Mobic, Flomax and Micardis. As of Jan. 1, 2006, Abbott no longer distributes these products and no longer records sales for distribution activities. Although this change reduces reported 2006 sales growth, it also results in significant improvements in the gross margin ratio, as discussed below. Abbott earns a small residual commission related to these products in 2006 and the expected 2006 contribution to net income remains the same, as would have occurred under the original agreement.

Q2)                            What drove double-digit U.S. pharmaceutical sales growth, as adjusted for the BI products?

A2)                            Adjusted for the impact of the amended BI agreement, U.S. pharmaceutical sales growth of 12.0 percent was led by double-digit increases in HUMIRA, Depakote, TriCor, Kaletra and Omnicef. HUMIRA increased nearly 50 percent as the product continued to gain market share in both the rheumatology and dermatology self-injectable biologics markets. Global HUMIRA sales were $491 million in the second quarter, on track to achieve our full-year HUMIRA worldwide sales forecast of more than $1.9 billion. Kaletra increased more than 20 percent based on the strength of the recently launched new tablet formulation in the United States, as market share gains continued. The recent European approval of Kaletra Tablets is expected to enhance Kaletra’s already strong competitive position internationally. Reported U.S. pharmaceutical sales were down 21.9 percent (which includes the impact of the amended BI agreement).

In addition, sales of Abbott’s international pharmaceuticals increased 8.8 percent during the quarter, before a 2.2 percent unfavorable impact from exchange. International growth was favorably impacted by the continued strength of HUMIRA, with sales this quarter up more than 60 percent before the unfavorable impact of exchange.

Worldwide, Abbott’s top four pharmaceutical brands, HUMIRA, Depakote, TriCor and Kaletra, grew a combined 27 percent in the quarter.

Questions & Answers (continued)

Q3)                            What drove double-digit medical products sales growth?

A3)                            Medical Products sales growth of nearly 18 percent was led by Abbott Vascular, with sales of $259 million, up significantly from the prior year, including the contribution from the Guidant acquisition. The partial quarter impact from Guidant included approximately 10 weeks of domestic sales and approximately five weeks of international sales, consistent with our accounting policy of reporting international sales on a one-month lag. Abbott’s base vascular business was up more than 50 percent globally, driven by the successful U.S. launch of the StarClose vascular closure device and continued momentum of the Xact/Emboshield carotid stent system launch. Double-digit sales growth in Abbott’s International Nutritionals, Molecular and Point of Care businesses also contributed to the strong results in medical products.

Q4)                            How did stock compensation expense impact the quarter?

A4)                            Second-quarter and first-half 2006 earnings per share includes incremental stock compensation expense of $0.03 and $0.10 per share, respectively, that was included in the various line items of the Consolidated Statement of Earnings, as follows (in millions):

	2Q06	1H06
Cost of products sold	$11	$20
R&D	$14	$45
SG&A	$33	$128
Pre-tax Total	$58	$193
Taxes	$14	$46
After-tax Total	$44	$147

Per Share	$0.03	$0.10

The remaining $0.05 to $0.06 per share of forecasted incremental stock compensation expense is expected to occur evenly throughout the last two quarters of 2006. As a reminder, most stock compensation expense was not charged to earnings under GAAP prior to 2006.

Questions & Answers (continued)

Q5)         How did specified items and stock compensation expense affect reported results?

A5)                            Specified items and stock compensation expense impacted second-quarter Net Earnings as follows (dollars in millions, except earnings-per-share data):

	2Q06			2Q05
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$657	$612	$0.40	$1,146	$877	$0.56
Adjusted for specified items:
Acquired in-process &
collaborations R&D	$493	$306	$0.20	—	—	—
Guidant acquisition
financial instrument (gain)	$(71)	$(54)	$(0.04)	—	—	—
Cost reduction/integration
activities and other	$109	$83	$0.06	$50	$38	$0.02
Tax expense for repatriation	—	—	—	—	$(6)	—
Excluding specified items	$1,188	$947	$0.62	$1,196	$909	$0.58
Add back incremental stock
compensation expense	$58	$44	$0.03	—	—	—
As adjusted	$1,246	$991	$0.65	$1,196	$909	$0.58

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q06					2Q05
	Cost of Products Sold	R&D	Acquired in-process & collaborations R&D	SG&A	Other (Income) Expense	Cost of Products Sold	R&D	SG&A
As reported	$2,389	$556	$493	$1,520	$(70)	$2,632	$445	$1,352
Adjusted for specified items:
Acquired in-process &
collaborations R&D	—	—	$493	—	—	—	—	—
Guidant acquisition
financial instrument (gain)	—	—	—	—	$(71)	—	—	—
Cost reduction/ integration activities and other
	$72	$9	—	$28	—	$28	$3	$18
As adjusted	$2,317	$547	—	$1,492	$1	$2,604	$442	$1,334

The second-quarter 2006 specified items above are primarily related to the recently completed Guidant vascular acquisition and the previously-announced initiatives to reduce costs and improve gross margins. The acquired in-process and collaborations R&D related primarily to the Guidant vascular acquisition is an estimate that will be finalized in the coming months when appraisal work is completed. The gain associated with the Guidant acquisition financial instrument reflects the gain-sharing aspect of the Boston Scientific stock purchase, which was adjusted to fair-value in the quarter and reflected as a specified item. Second-quarter 2005 results were impacted by specified items related to the tax expense for repatriated earnings and the residual impacts of acquisitions and restructurings.

Questions & Answers (continued)

Q6)                            How does the second-quarter gross margin profile compare to the prior year?

A6)                            The gross margin ratio improved 520 basis points this quarter from the prior year to 58.1 percent, excluding specified items and stock compensation expense, consistent with our forecast. Gross margin before and after specified items and stock compensation expense is shown below (dollars in millions):

	2Q06			2Q05
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,389	$3,112	56.6%	$2,632	$2,892	52.4%
Adjust for incremental stock compensation expense	$(11)	$11	0.2%	—	—	—
Excluding stock compensation expense	$2,378	$3,123	56.8%	$2,632	$2,892	52.4%
Adjust for specified item:
Cost reduction/integration activities and other	$(72)	$72	1.3%	$(28)	$28	0.5%
As adjusted	$2,306	$3,195	58.1%	$2,604	$2,920	52.9%

The improved gross margin ratio resulted primarily from the amendment to the BI agreement and, to a lesser extent, our ongoing efforts to streamline operations and reduce costs.

Q7)                            What was the tax rate in the quarter?

A7)                            The tax rate for ongoing operations, excluding specified items, this quarter was 20.3 percent, below our previous forecast of 23.5 to 24.0 percent, due to favorable tax events in the quarter. This contributed approximately one-half of the $0.05 of ongoing earnings favorability this quarter compared to the forecasted assumption. The ongoing tax rate is forecasted to normalize over the third and fourth quarters of 2006. The reported tax rate is reconciled to the ongoing rate below:

	2Q06
	Pre-tax Income	Income Tax	Tax Rate
As reported	$657	$45	6.8%
Specified items	$531	$196	37.0%
Excluding specified items	$1,188	$241	20.3%

Questions & Answers (continued)

Q8)                            What is the full-year outlook for income from the TAP joint venture and are there any updates regarding TAP’s late-stage pipeline?

A8)                            Abbott continues to forecast full-year 2006 income from the TAP joint venture of $450 million to $475 million. Income from the TAP joint venture of $135 million this quarter was in line with our previous expectations and included a new product development milestone. In the TAP pipeline, TAK-390MR is TAP’s next-generation PPI in Phase III development. TAP’s clinical trials are enrolling ahead of schedule, giving TAP increased confidence in its target of filing for FDA approval by early 2008. Febuxostat, TAP’s new compound for the treatment of gout, received an approvable letter from the FDA in October of last year. Earlier this year, TAP responded to the FDA’s letter and anticipates a response from the agency on febuxostat in the third quarter of this year.

Q9)                            Why did Net Interest Expense increase from the prior year?

A9)                            Net Interest Expense increased over the prior year due to debt related to the Guidant vascular acquisition and higher interest rates.